Exhibit 10.3

FIRST AMENDMENT
TO
REVOCABLE LICENSE AGREEMENT

THIS FIRST AMENDMENT to Revocable License Agreement (this “First Amendment”) is effective as of November 10, 2005 (“Effective Date”), by and between DISNEYLAND RESORT, a division of Walt Disney World Co, (“Disney”), and CRYSTAL MAGIC, INC. (“Crystal”).

RECITALS

WHEREAS, Disney and Crystal have previously entered into that certain Revocable License Agreement, effective as of November 18, 2002, relating to the granting of a license by Disney to Crystal for Crystal to use certain retail space within an area of Disneyland® park known as Star Trader to operate a retail shop on the terms and conditions provided therein (collectively the “Agreement”), and

WHEREAS, Disney and Crystal desire to amend the Agreement as provided in this First Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Disney and Crystal hereby agree as follows:

1.           Definition of Terms. All capitalized terms used in this First Amendment without being defined herein shall have the meanings given to them in the Agreement.

2.           Change of Location. Crystal’s former Location at Star Trader has been eliminated, and Crystal’s new Location shall be at the Castle Shop (“New Location”).

3.           Permitted Use: Operation of Locations, The 5th sentence in subsection 3 (a) is hereby deleted: “Crystal shall have full responsibility and obligation for the operation of the Locations and for all direct costs (calculated pursuant to Section 5(f) hereinbelow) incurred by Disney for Crystal’s operation including, but not limited to, the provision of custodial service, merchandise bags and other guest service expense items” and replaced with the following:

“Crystal shall have full responsibility and obligation for the operation of the Locations and for all direct costs (calculated pursuant to Section 5(f) hereinbelow) incurred by Disney for Crystal’s operation including, but not limited to, the provision of custodial service, merchandise bags, register supplies, credit card fees and other guest service expense items.”

4.           Fee for Services/Other Payments. Section 5 shall be amended by deleting subsections (b) through (g) and replacing them with the following:
“(b)           For the New Location, Disney shall be entitled to that sum (“Disney’s Share of Gross Revenues” (i) equivalent to sixty percent (60%) of all Gross Revenues from retail sales from the New Location less applicable sales, use, excise or other taxes. Crystal shall be entitled to the remainder of all Gross Revenues from retail sales from the New Location during the Term (such remainder being “Crystal’s Share of Gross Revenues”), The term “Gross Revenues” is defined as all revenues received by, or paid to. Crystal or to any other person, corporation or other entity for the use, account or benefit of Crystal from whatever source (including, without limitation, (x) the actual sales price, whether wholly or partially for cash, on credit, or otherwise, for all goods, wares, merchandise and services of any kind, and (y) all other receipts) arising upon, out of or in connection with all business conducted on, in and from the New Location, whether for wholesale, retail, cash, credit, trade-ins or otherwise (including, but not limited to, sales made by mail or telephone although said sales may be filled elsewhere), or other electronic service or interactive media (e.g., the Internet); all deposits not refunded to purchasers, all orders taken on, in and from the New Location although said orders may be filled elsewhere. Each sale on credit (including, without limitation, sales paid for with Disney Dollars) shall be treated as a sale for the full price in cash during the month in which such sale is initially made, without reserve or deduction for inability or failure to collect, and irrespective of the time when Crystal actually receives payment (whether full or partial) from its customer or any applicable credit or credit card agency. Gross Revenues of any sublessee, concessionaire or licensee shall be treated as if made by Crystal (provided, however, nothing contained herein shall be deemed Disney’s consent to any sublessee, concessionaire or licensee). The following are excluded from Gross Revenues: (1) the proceeds from the sale of any items not sold to the public in the ordinary course of business of the New Location; (2) the amount of any retail sales or excise taxes; and (3) the amount of any shipping charges for Inventory shipped to guests. Unless expressly set forth in this Agreement, any policies or practices established by Crystal from time to time with respect to providing Inventory at discounted prices or without charge shall require the prior approval of Disney, which approval may be granted or withheld in Disney’s sole and absolute discretion. If Crystal fails to receive prior approval from Disney, unless expressly set forth in this Agreement, Crystal’s normal charge for the Inventory so discounted or given without charge shall be used in the computation of Gross Revenues.

(c)           For the New Location, Crystal’s Share of Gross Revenues shall be paid to Crystal on a monthly basis, with deductions taken for costs and expenses incurred by Disney for Crystal operation as outlined in Section 3(a), in the manner set forth below unless otherwise requested by Disney.

(d)           For the New Location, Crystal shall, on a daily basis, turn in to Disneyland Resort Currency Services, or its designee, all monies collected from sales of the Inventory, and Crystal shall reconcile such monies with appropriate point of sale documentation (i.e., register receipts).

(i)           Disney’s representatives shall collect and compute by totaling register receipts, on a daily basis, all revenues from Inventory sales. Disney shall be responsible for the security of all currency after its collection by Disney. Disney shall provide to Crystal all cash control services necessary to support its operation at the New Location which services shall include supporting all cash, credit card and personal check functions.

(ii)           Within twenty (20) business days of the end of each fiscal month, Disney shall furnish Crystal a monthly statement in writing, for the Term of this Agreement, showing the aggregate amount of currency collected from the sale of the Inventory in connection with the New Location during the preceding calendar month from all sources, Disney’s Share of Gross Revenues, Crystal’s Share of Gross Revenues and the total number of sales of Inventory in connection with the New Location from all sources. Each such statement shall include a payment to Crystal of Crystal’s Share of Gross Revenues payable for each reporting month.

(e)           Disney reserves the exclusive right, throughout the Term hereof, to have sole control over the Now Location and Crystal shall have no rights or interest therein, which control may include, but is not limited to; admission to Disneyland® park and to the various facilities therein and to charge such rates and prices for the services and merchandise of the New Location as it may determine from time to time in its sole and absolute discretion, all of which shall be for Disney’s account, the establishment of the hours of operation of the New Location which need not be the same as the hours of operation of Disneyland® park or the various facilities therein, the establishment of the schedule for maintenance, repair and rehabilitation of the New Location, the promulgation of strict standards and rules for the appearance, sanitation, cleanliness and maintenance of the New Location and for the conduce courteousness and appearance of persons employed therein, and the promulgation of Strict standards and rules for the preservation of good order with respect to the New Location and for the health, comfort and convenience of the patrons and guests thereof. At all times, Crystal shall have no rights or interest, implied or otherwise, in any revenues realized from the New Location (other than from the sale of the Inventory), the sale of food, beverage, merchandise or any other items offered or the various facilities therein.

(f)           For all Locations, any services of Disney’s personnel which are subject to reimbursement shall be invoiced at Disney’s direct costs for such services (i.e. payroll costs, including, without limitation, payroll taxes and fringe benefit costs) (at Disney’s composite rate, as computed annually) plus overhead items directly related to those services, such as supervision, small tools, owned equipment, training, etc, (expressed as a percentage of direct labor costs and recomputed annually) plus twenty percent (20%) of all direct labor costs to cover administrative overhead. Materials shall be invoiced at net cost to Disney, plus three percent (3%) thereof to cover overhead. Any other services performed on behalf of Disney by any person not a party to this Agreement shall be billed at net cost to Disney, plus five percent (5%) to cover overhead.

(g)           Crystal shall accept all major credit cards issued to the general public in payment for Inventory sold at the New Location.

(h)           Crystal shall reduce by twenty percent (20%), the sales price of Inventory sold to employees of The Walt Disney Company from all Locations, and Disney shall reduce by the following percentages the sales price of merchandise and/or services in any Disney-owned and operated retail shop sold to Crystal’s employees other than by employee credit card if Disney does so for its own employees with respect to the same merchandise and/or services and in the same retain shop. Said percentages are currently as follows:

(i)           all employees hired prior to January 1, 1998 date shall receive a thirty-five percent (35%) reduction; and

(ii)           all other employees not otherwise described above shall receive a twenty percent (20%) reduction; provided, however, that if any of Crystal’s employees are already receiving a thirty-five percent (35%) reduction as discussed in subsection (i) above, such employee shall continue to receive a thirty-five percent (35%) reduction.”

5.           Sales Tax. Section 7 is hereby amended by adding the following;

“As to the New Location, amounts retained by Disney or paid to Disney under this Agreement may be subject to tax. Accordingly, the applicable sales, use, excise or other taxes on such amounts shall be deducted from Crystal’s Share of Gross Revenues for the New Location and retained by Disney or paid to Disney by Crystal as appropriate. Crystal shall be responsible for and shall pay any and all personal property taxes and/or assessments on Crystal’s Property, the Inventory, and the Equipment in connection with the New Location.”

6.           Insurance: Indemnification. The last sentence of this Section 11(b) is hereby deleted and replaced with the following:

“The provisions of this Section 11(b) shall survive, indefinitely, the expiration or earlier termination of this Agreement, shall not be limited by the amount of insurance required to be maintained hereunder or maintained by Crystal, and shall extend to claims occurring after the expiration or earlier termination of this Agreement as well as to claims occurring “while this Agreement is in force.”

7.           Exterior Sign at New Location. This new section shall he added to the Agreement as follows:

“EXTERIOR SIGN AT NEW LOCATION. Disney agrees to design and fabricate a new exterior sign for the New Location, which design and fabrication shall be in Disney’s sole discretion, and Crystal agrees to pay Disney for such design and fabrication, such cost not to exceed Fifteen Thousand Dollars ($15,000.00),”

8.           No Other Changes. Except as expressly provided by this First Amendment, the Agreement remains in full force and effect and this First Amendment shall not be construed to alter or amend any of the other terms or conditions set forth in the Agreement, Furthermore, in the event of any conflict between the provisions of this First Amendment and any of the provisions of the Agreement, the provisions contained in this First Amendment shall control.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment effective on the Effective Date first above written.

DISNEYLAND RESORT, A DIVISION                                                                 CRYSTAL MAGIC, INC.
OF WALT DISNEY WORLD CO.

By: /s/ Marianne Sharpe                                                                        By: /s/ Steven M. Rhodes
Name: Marianne Sharpe                                                                                         Name: Steven M. Rhodes
Title: Vice President                                                                                                Title: President